Exhibit 10.44

Dex MEdia

CALL ADVERTISING PROGRAM AGREEMENT

THIS AGREEMENT (this “Agreement”) is made and entered into effective as of October 24, 2017 (the “Effective Date”), by and between Dex Media, Inc. (“Dex Media”), a Delaware corporation whose principal offices are located at 2200 West Airfield Drive, P.O. Box 619810, DFW Airport, Texas 75261, and Marchex Sales, LLC “Distributor”, “you”, “your” or “yourself”), a Delaware limited liability company, whose principal offices are located at 234 5th Avenue Suite 301 New York, NY 10001.  The parties, intending to be legally bound, agree as follows:

I.	Dex Media Acceptance.

 For purposes of this Agreement, Dex Media is deemed to have accepted your Network Apps and Sites and authorized placement of PFP Ads across Your Network subject to the terms and requirements herein.

II.	Security/Passwords.

You agree to comply with any commercially reasonable security processes and procedures provided in writing (email sufficient) by Dex Media from time to time with respect to access to or use of Dex Media’s Distributor Interface.  You agree that you will not disrupt the functioning of Dex Media’s Distributor Interface or otherwise act in a way that interferes with other users’ use of Dex Media’s Distributor Interface.  You shall maintain the security of any passwords, user IDs and/or other access code(s) which are assigned to you (whether provided by Dex Media or created by you) (“Distributor’s Password(s)”), and shall hold any and all of Distributor’s Passwords in strict confidence, and shall not disclose any of Distributor’s Passwords to any third party.  You shall ensure that none of Distributor’s Passwords are used by anyone under the age of 18.  If you suspect, or become aware of, any unauthorized use of Dex Media’s Distributor Interface or the disclosure of any passwords, user IDs or other access code(s) to anyone other than the person or entity to which it was assigned, then you shall immediately notify Dex Media.   Dex Media may temporarily or permanently suspend Distributor’s Password(s) at any time, for any reason, in its sole discretion.  You will be directly responsible for the conduct of any one accessing Dex Media’s Distributor Interface with any of Distributor’s Passwords, and any damages, harm and loss that Dex Media incurs as a result thereof prior to its receipt of written notice under this Agreement of unauthorized use or disclosure, and further knowingly waive any claims or defenses alleging that you are not responsible for such conduct.

III.	Background.

A.Dex Media owns and operates an Internet-based, interactive information service (the “Dex Service”) from its Internet Web sites located at http://www.Superpages.com (the “Superpages Web Site”) and http://Dexknows.com (the “DK Web Site”), through which users can access, among other things, information relating to businesses with local telephone service in the United States of America.  The Superpages Web Site and the DK Web Site are hereinafter together referred to as the “Dex Web Site”).

B.      ***

C.You desire to distribute Dex Media’s performance-based advertisements on the Network Apps and Sites, and Dex Media desires to allow you to do so, subject to the terms and conditions set forth in this Agreement and the Dex Media Feed Requirements for PFP Advertising (defined below), a copy of which may be sent to you via email or posted on the Dex Web Site.

IV.	Terms and Conditions.

1. Definitions.  Key terms used herein are defined below:

a. “Affiliates” means related companies which directly or indirectly control, are controlled by, or are under the common control with a party, through the possession, directly or indirectly, of the power to direct or exercise a controlling influence over the management and policies of such person or entity, but in the your case, shall also be deemed to include any and all owners and operators of any Network Apps and Sites other than Dex Media and its Affiliates.

b. “Bid Program” means an Internet and/or mobile advertising sales program through which Dex Media’s advertisers are able to purchase Internet and mobile advertising using a competitive bid platform.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

c. “Category Descriptions” means the business category and subcategory classifications, descriptions and related taxonomy and architecture prescribed by Dex Media for use in connection with the PFP Ads.

d. “Change of Control” means (i) the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of a party; or (ii) the acquisition of more than fifty percent (50%) of the issued and outstanding equity of a party.

e. “Confidential Information” means any information that a party discloses to the other about its business or activities that is proprietary or confidential, including, without limitation, technical, business, financial, and customer information, and any information which is marked or disclosed as being as “confidential” or “proprietary”, or which the receiving party knows is confidential or proprietary, or should otherwise recognize as being confidential or proprietary given the circumstances surrounding the disclosure.   Dex Media’s Confidential Information shall be deemed to include, without limitation, its Dex Media Feed Requirements for PFP Advertising, Category Descriptions, all PFP Ads and data and information related thereto and all reports provided by Dex Media under this Application.  Confidential Information does not include information which (i) is in, or enters the public domain without breach of this Application, (ii) the receiving party lawfully receives from a third party without restriction on disclosure and without breach of any other nondisclosure obligation, or (iii) the receiving party knew prior to receiving such information from the disclosing party, or otherwise develops independently of any knowledge or information received from the disclosing party.

f. “Dex Database” means the database that supports the Dex Service and which includes PFP Ads.

g. “Dex Media Data” means Data collected or created hereunder, during the Term and through Dex Media’s account.

h. “Dex Media Feed” means the data feed provided by Dex Media through which Distributor will obtain the information related to the PFP Ads.

i. “Dex Media Feed Requirements for PFP Advertising” means the document containing Dex Media’s technical requirements, a copy of which may be sent to you via email or posted on the Dex Web Site, as such document may be modified by Dex Media from time to time upon notice to you or by posting on the Dex Web Site.

j. “Invalid Calls” means telephone calls that are invalid or fraudulent or which do not otherwise constitute Qualified Calls as determined by Dex Media in its reasonable discretion and communicated to you in accordance with Section 4 below.

k. “Launch Date” means the first date after the Effective Date upon which you begin placing PFP Ads on the Network Apps and Sites.

l.       ***

m. “Pay For Performance Bid Amount” or “PFP Bid Amount” means the amount bid by the advertiser in accordance with the Bid Program for Qualified Calls.

n. “Qualified Calls” means a call generated from the SEM Product, based on the call records associated with the Numbers inserted by you in the PFP Ads, that meets the following requirements:

1)   Minimum of *** in duration

2)   Callers intent matches *** of the PFP advertiser

3)   Call is generated by a human (not a robotic dialer)

o. “SEM Product” means an advertising sales program through which Dex Media’s advertisers are able to purchase advertising to generate Qualified Calls.

Terms which are used herein, but not otherwise defined above, will have the meaning ascribed to them in the context in which they are first used.

2.   Term.        This Agreement is made and entered into effective as of the date on which it is executed by both parties (the “Effective Date”).  Unless sooner terminated in accordance with this Agreement, the initial term of this Agreement will commence on the Effective Date and continue for a period of  ***   (the “Initial Term”). Upon the expiration of the Initial Term, the Term of this Agreement will

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

automatically renew and extend *** (each, a “Renewal Term”), unless sooner terminated in accordance with Section 6 below.  (“Term” means, collectively, the Initial Term and any Renewal Terms.)

3.	Distribution and Display of PFP Ads.

a.       ***

b. Limited Licenses.  From the Launch Date through the remainder of the Term, and for so long as you remain in compliance with your duties and obligations under this Agreement during such period, Dex Media grants you the limited, non-assignable, non-transferable, non-exclusive right and license, without the right to sublicense, to submit Searches to Dex Media and to display the corresponding Search Results on the Network Apps and Sites from which the Searches originated.

c. Your Obligations.

i. Implementation and Launch Date.  You shall use your commercially reasonable efforts to implement the mechanisms and application interfaces more particularly described in the Dex Media Feed Requirements for PFP Advertising and such other systems as may be necessary for you to receive and display PFP Ads from the Dex Service as soon as reasonably possible following the Effective Date of this Agreement.

ii. Hosting.

(1)     You are solely responsible for all costs and expenses you may incur in connection with the implementation, maintenance and ongoing hosting and operation of your systems, regardless of any changes by Dex Media to the Dex Media Feed Requirements for PFP Advertising or the Bid Program.

(2)      With respect to each PFP Ads displayed on Network Apps and Sites, you shall transmit and provide to Dex Media all data required by the Dex Media Feed Requirements for PFP Advertising that is relevant to the implementation hereunder.

iii. Display of PFP Ads.  The parties will mutually agree on the technical parameters for your implementation of the PFP Ads on Network Apps and Sites, provided that PFP Ads will be displayed based on matching to queries from Network Apps and Sites associated with the relevant category, geography, and keyword(s) of the PFP advertiser..

iv.      ***

v.    Negative Covenants.  You covenant and agree that you will not (1) redirect, redistribute, transfer, transmit, distribute or otherwise disseminate all or any portion of any PFP Ads to any Web sites or mobile applications other than Network Apps and Sites, (2) store or otherwise use (as part of any interactive on-line, CD-Rom, or other derivative product or service, or otherwise), or permit any other person or entity to store or otherwise use (except as necessary to display on Network Apps and Sites in accordance with this Agreement), any PFP Ads, (3) sublicense (except as necessary to display on Network Apps and Sites in accordance with this Agreement), sell, or rent any PFP Ads in any way, (4) authorize or permit any third party (including your end users) to reproduce or sell any PFP Ads (5) store Dex Media Feed data containing the PFP Ads except in a temporary memory cache which is emptied not less than once every ***, (6) edit, modify or create any derivative works of all or any part of any PFP Ads (except as necessary to (i) keep records of associated Qualified Call pricing information from the Dex Media Feed; and (ii) display the PFP Ads on Network Apps and Sites in accordance with this Agreement including but not limited to modifying or supplementing keywords and/or service descriptions based on quality media placement practices, industry standards, or performance issues) or the Dex Service without  Dex Media’s express prior written consent in each instance, (7) use, or allow the use of, any PFP Ads in connection with any marketing solicitation, other than placement on Network Apps and Sites in accordance with this Agreement, without  Dex Media’s prior written consent in each instance, (8) use, or allow the use of, any hyperlink to the Dex Web Site or other device to “datamine” the Dex Database in any way, ((9) serve, or permit any third party to serve unauthorized, “pop-up”, or “pop-under”  advertising, or any other similar forms of advertising on any page which includes PFP Ads, (10) display (or allow any third party to display) any banner advertising or other content on any page which includes PFP Ads  which violates the guidelines set forth in Schedule A attached hereto (as such guidelines may be modified by  Dex Media from time to time in its sole discretion), (11) use, or permit any third party to use, any tool, program, routine, algorithm or other process, method or mechanism of any kind, including without limitation, spiders, bots, Web crawlers, data miners or other similar programs or devices, to access, copy, sift, warehouse or analyze any information contained in the Dex Database, or (12) establish, maintain or operate any links to the Dex Service (from any Web site, application or otherwise), except as expressly provided in this Agreement.  The provisions of this Section will survive the completion, expiration, termination or cancellation of this Agreement.

d. Dex Media Obligations.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

(i) Dex Media shall use the Services and any Dex Media Data acquired in connection therewith in full compliance with all applicable laws and regulations and rules of any governmental or regulatory body, and including those relating to advertising, privacy, marketing and telephone solicitation (for the avoidance of doubt, this shall include federal “Do-Not-Call” rules). Dex Media will not (and will not cause any third party to), directly or indirectly: reverse engineer, decompile or disassemble any Services or any software, documentation or data you provide in connection therewith (collectively, “Your Materials”); modify or create derivative works based on any Services or Your Materials or any aspect or portion thereof; or copy (except for archival purposes), lease, distribute or otherwise transfer rights to any Services or any of Your Materials; or remove any proprietary notices or labels.

(ii) Dex Media shall use all product functionality made available by Distributor hereunder or such other means available to Dex Media to ensure that its use of the call recording features is in full compliance with all laws and regulations applicable to recording, monitoring, storing and/or divulging telephone calls as well as to the language used in any automated whisper file or interactive voice response that may be implemented by Dex Media or by Distributor at Dex Media’s direction.

4.	Compensation.

a. Pricing Per Qualified Call:  For so long as you and your Affiliates remain in material compliance with your material obligations hereunder, Dex Media will pay Distributor the price per Qualified Call that is specified in the Dex Media Feed.  The price per Qualified Call may fluctuate daily and will fluctuate by Dex Media advertiser.

b. Time and Manner of Payment; Reporting.    ***   Dex Media will make payment by check payable to you at the remittance address set forth in your completed W-9 form provided to Dex Media, or if agreeable to both parties, by electronic funds transfer in accordance with your written instructions. All amounts payable under this Agreement are denominated in United States dollars and are exclusive of all applicable domestic and foreign taxes, duties and excises in connection therewith. Dex Media shall be responsible for all such taxes, other than taxes based on your net income. In the event that payment is past due, you may suspend all or any portion of your performance under this Agreement until such time as all outstanding amounts are paid in full. Dex Media shall notify you of any billing disputes no later than *** after the end of the month in which the Qualified Calls occurred. Unpaid invoices will be subject to a finance charge of ***. Termination of this Agreement and/or payment of late payment charges shall not prejudice any other rights or remedies that may be available to you. The provisions of this Section will survive any termination of this Agreement.

c. Invalid Calls.   ***  You shall (i) use your best efforts to prevent automated processes or mechanisms from executing calls on PFP Ads on Network Apps and Sites and mobile devices anywhere within the Your Network, and (ii) block the originating phone number or mobile device which Dex Media asks you to block, as soon as reasonably practical following such request, and no later than ***. In an effort to detect, identify, and eliminate low quality calls (including that generated by automated tools, robots or other deceptive software) from Your Network, you may make use of filtering and monitoring techniques. The Dex Media Data will include reporting  of any calls where your system has detected and blocked an auto dialer or other similar process or mechanism that has dialed PFP Ads.  Dex Media reserves the right to block any originating phone numbers which it deems to be a threat to the Dex Service, with or without prior notice and with no liability whatsoever to you or any of your Affiliates hereunder.

d. Reports.   The parties acknowledge and agree that you are responsible for tracking and calculating the performance, delivery, and other metrics in connection with this Agreement, including collecting and providing the Dex Media Data for all Qualified Calls. The parties further understand and agree that the Dex Media Data will be the only and definitive measure thereof. *** In the event that the parties’ Qualified Call measurements differ by more than *** for any calendar month, as reported by Dex Media within the period set forth in Section 4(b) above, the parties will work together in good faith to resolve the discrepancy. Notwithstanding the foregoing, the Dex Media Data shall be determinative of Dex Media’s payment obligations hereunder.

5.	Intellectual Property.

a. Dex Media’s Reservation of Rights.   Dex Media retains all intellectual property rights in and to the Dex Service, and all portions and elements thereof including, without limitation, the Dex Database, the Dex Web Site, the PFP Ads and any modifications and enhancements to any of the foregoing.  Except as, and only to the extent, expressly provided herein, nothing contained herein will be interpreted so as to transfer any right, title or interest in any intellectual property right of Dex Media, nor to grant you nor any of your Affiliates any rights or licenses in any intellectual property right of Dex Media.   Dex Media reserves the express right to revoke any licenses granted to you hereunder with respect to the use of the Dex Media Licensed Marks, in whole or in part, upon written notice to you. Dex Media Data is the intellectual property of Dex Media. Dex Media grants Distributor the non-exclusive right to use Dex Media Data in connection with the delivery of Services to Dex Media.   Dex Media also grants Distributor the non-exclusive right to use Dex Media Data in the operation of your business, provided the Dex Media Data is aggregated and anonymized such that (i) Dex Media is

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

not identified as the source thereof, and (ii) personally identifiable information is not disclosed. For the avoidance of doubt, Distributor uses all Data collected in connection with its business and operations, which may include certain aggregated Dex Media Data, in an unidentifiable form, for purposes that include: (a) creation of operational statistics for internal use only; (b) creation and inclusion in financial reporting of aggregate statistics regarding services performed; (c) creation and inclusion in marketing materials of aggregate statistics highlighting the capabilities of the Services; and (d) advancing and improving existing products and services, creating new and enhanced products and services, and development and publication of market and industry intelligence and expertise, all of which in such form shall be and remain the intellectual property of Distributor.  Notwithstanding the foregoing, Distributor shall use the Dex Media Data acquired in connection herewith in full compliance with all applicable laws and regulations and rules of any governmental or regulatory body, and including those relating to advertising, privacy, marketing and telephone solicitation.

b.Your Reservation of Rights.  You retain all intellectual property rights in and to the Services, Your Materials, Your Network, excluding the PFP Ads and any and all other content, data, trademarks, logos and materials of any kind provided by Dex Media hereunder. Further, Distributor reserves all rights to any Numbers provided in connection with this Agreement, and Dex Media acquires no rights with respect to such Numbers. Distributor is not a telecommunications carrier; Distributor purchases telecommunications services and uses such services in connection with the Services provided to Dex Media. Except as, and only to the extent, expressly provided herein, nothing contained herein will be interpreted so as to transfer any of your right, title or interest in any intellectual property right, nor to grant Dex Media any rights or licenses in any or your intellectual property rights.

c. Licensed Marks.   Dex Media owns, or has a license to use those certain marks depicted in Schedule B attached (the “Dex Media Licensed Marks”) and you own, or have a license to use those certain marks related to Your Network (“Your Licensed Marks”) (the Dex Media Licensed Marks and Your Licensed Marks are sometimes hereinafter collectively referred to as the “Licensed Marks”).  Subject to the terms and conditions of this Application, Dex Media hereby grants you a non-transferable, royalty-free license, without the right to sublicense, to use Dex Media’s Licensed Marks solely in connection with (i) the performance of obligations under this Agreement, and (ii) the promotion and marketing of the relationship contemplated by this Agreement during the Term (each, a “Licensed Use” and, collectively, the “Licensed Uses”). Upon your consent, Dex Media shall have a non-transferable, royalty-free license, without the right to sublicense, to use Your Licensed Marks solely in connection with the Licensed Uses.  Each party has the right to control the nature and quality of the other's use of such party's Licensed Marks in connection with the Licensed Uses.  The parties further agree that any and all uses of the other's Licensed Marks will inure to the other's benefit, and that they will not use any trademark, service mark, domain name or trade name that is identical, or confusingly similar, to any one or more of the other's Licensed Marks, except as permitted by this Agreement.  For purposes of this Agreement, “Licensor” means the party granting the foregoing licenses, and the “Licensee” means the party to whom the forgoing licenses are granted.

d. Form of Use of Licensed Marks.

i.You agree that the style of use of the Dex Media Licensed Marks will be in the form and style conforming to such trademark usage guidelines, brand identity standards, and other restrictions as may be updated and/or imposed from time to time by Dex Media, and as Dex Media may approve in writing from time to time.

ii. Dex Media agrees that the style of use of Your Licensed Marks will be in the form and style conforming to your trademark usage guidelines, as updated from time to time, and as approved by you in writing.

iii. You shall submit to Dex Media for review and approval all materials that use any of the Dex Media Licensed Marks, at least *** prior to the proposed publication, use or distribution of such materials.  You shall not publish, distribute or use any materials in which any one or more of the  Dex Media Licensed Marks are used without the prior written approval of the following representative of  Dex Media (or such other representative as  Dex Media may designate from time to time):

Dex Media

Attn:  Marketing Communications and Branding

2200 West Airfield Drive

D/FW Airport, TX 75261-9810

iv. Dex Media will submit any advertising, promotional, sales collateral or marketing material in which any of Your Licensed Marks are used for your prior review or approval, at least *** prior to the proposed publication, use or distribution of such materials, and may only publish, distribute and/or otherwise use any such materials in which any one or more of the Your Licensed Marks are used with your prior written approval.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

v. Each Licensee also agrees that it shall cause to appear on all advertisements, promotions and other displays on or in connection with which the Licensor’s Licensed Marks are used, such legends, markings and notices as the Licensor may reasonably require in order to give appropriate notice of any trademark rights therein.

e.Ownership and Goodwill.  Each Licensee acknowledges and agrees that:

i. The Licensor is either the sole and exclusive owner of rights in the Licensor’s Licensed Marks, or otherwise has the right and license to use the Licensed Marks.  The Licensee undertakes not to challenge the validity of the Licensor’s Licensed Marks, or the registration and ownership of the Licensed Marks (by Licensor or any of its Affiliates), and agrees that it will not do anything that is inconsistent with such ownership.

ii. All use of the Licensor’s Licensed Marks by Licensee and all goodwill developed therefrom will inure to the benefit of and be on behalf of the Licensor.

iii. Nothing in this Agreement gives Licensee any right, title or interest in or to the Licensor’s Licensed Marks other than the right to use the Licensor’s Licensed Marks in the manner contemplated by this Agreement, and only for so long as this Agreement is in force.

iv. It will not utilize the Licensor’s Licensed Marks or any confusingly similar trademarks, service marks, trade names or domain names, except in connection with the Licensed Uses contemplated by this Agreement, and then only during the term of this Agreement and as permitted hereunder.

v. It will not hereafter seek registration of the Licensor’s Licensed Marks or any similar trademarks, service marks, trade names or domain names in its own name or in the name of any of its Affiliates.

vi. It will cooperate reasonably with Licensor, at Licensor’s expense, in the procurement of any registration of the Licensor’s Licensed Marks which Licensor may choose to undertake at Licensor’s sole discretion, including, but not limited to supplying Licensor with evidence of its use of the Licensor’s Licensed Marks.

f. Infringement.

i.In the event that either party becomes aware of any unauthorized use of the other’s Licensed Marks, or infringing uses or acts of unfair competition or dilution or of any uses of confusingly or substantially similar trademarks, service marks, trade names or domain names, on or in connection with the marketing, advertising or provision of similar goods or services (each, an “Unauthorized Use”), such party shall promptly provide the other with written notice thereof.

ii.Licensor will have the right, but not the obligation, to challenge and attempt to eliminate each Unauthorized Use.  Licensee, at Licensor’s expense, shall reasonably cooperate with Licensor in investigating, prosecuting and settling any infringement action instituted by Licensor against any person or entity engaging in an Unauthorized Use.  Licensee, at its own expense, will have the right to participate with counsel of its own choice in the investigation, prosecution and/or settlement of any such infringement action instituted by Licensor.

iii.Any recovery obtained in connection with or as a result of any infringement action contemplated under this Section, whether by settlement or otherwise, will be retained by the Licensor.

iv.Each party agrees that it will not utilize the other's Licensed Marks except in connection with the Licensed Uses, and only in the form and manner approved in advance by the other in writing, and further agrees to include any legal notice evidencing ownership of or registration of the Licensed Marks by the other.  The parties agree never to directly or indirectly challenge, contest or call into question or raise any questions concerning the validity or ownership of the other's Licensed Marks or any registration or application for registration of the other's Licensed Marks.  All use of the Licensed Marks shall be in accordance with all applicable laws and regulations and in compliance with any regulatory agency that has jurisdiction over such matters.  The parties shall promptly notify one another of any conduct on the part of third parties, of which they have actual knowledge, which they deem to be an infringement, an act of unfair competition or dilution of the other's Licensed Marks.  The owner of such Licensed Marks will thereafter have the sole right and discretion to bring proceedings alleging infringement, unfair competition or dilution of its Licensed Marks, or to take any other action, related thereto, and the other shall reasonably cooperate and assist the owner with respect to any such proceedings, at the owner's expense.  The licenses provided for herein will automatically expire if not sooner revoked, immediately upon the expiration or earlier termination of this Agreement, at which time each party will cease using the other's Licensed Marks.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

6.	Termination; Suspension.

a. Convenience.  Either party may terminate this Agreement for convenience at any time, with or without cause, upon not less than *** prior written notice to the other party.

b. Breach.  Either party may terminate this Application immediately upon written notification to the other if the other party materially breaches its obligations hereunder, and thereafter fails to cure such breach within *** following its receipt of written notice of the existence thereof from the other.

c. Cessation of Service.  You may terminate this Agreement upon written notice to Dex Media in the event you permanently cease operation of Your Network.   Dex Media may terminate this Agreement upon written notice to you in the event it ceases operation of the Dex Web Site, or upon the occurrence of any significant change in its business or operations relative to the Dex Service and/or its Bid Program.

d. Other.    Either party may terminate this Agreement immediately and without further notice upon the occurrence of any significant, material change in its business or operations, or if:

i. the other party assigns this Agreement or any of its rights hereunder, except as expressly authorized by the terms of this Agreement, or if the other party experiences a Change in Control;

ii. It becomes aware of the existence of any claim or allegation that the other party or any of its Affiliates have infringed upon the intellectual property rights of any third party, and such party or such Affiliates thereafter fail to immediately cease and desist from any further use of the allegedly infringing mark or material, until such claim or allegation has been finally adjudicated or resolved in favor of the allowance of such usage; provided, however, that  the noninfringing party’s failure to terminate this Agreement in such event will not have any effect whatsoever on the indemnity obligations hereunder;

iii. the other party or any of its Affiliates engage in any unlawful business practice related to the performance of its obligations under this Agreement;

iv. A receiver or similar party is appointed for the other party or its property, or if the other party becomes insolvent, acknowledges its insolvency in any manner, ceases to do business, or makes an assignment for the benefit of creditors; or

v.  the other party files a voluntary petition for relief under any applicable bankruptcy laws or insolvency laws, or is otherwise adjudged insolvent or bankrupt under any such laws applicable in the United States of America or any of its states.

e. Effect of Termination. Upon the termination or expiration of this Agreement, you shall cease any and all storage and use of all PFP Ads. Dex Media will pay in full for the Qualified Calls that are not in dispute as noted in section 4.b. up to and including the last day on which the Services are provided. Subject to the foregoing, upon termination hereof, at the request of the other party, each party shall return to the other party or destroy, and certify in writing as to such destruction, the other party’s Confidential Information. Upon any termination, unless otherwise limited or restricted by applicable law or regulation, Distributor may maintain archived Dex Media Data for at least thirty (30) days following termination of the Agreement, and, upon written request by Dex Media, will deliver such archived Dex Media Data to Dex Media in a mutually agreed upon format (at Dex Media’s expense).

7.	Confidential Information.

a. Covenant Not to Disclose.  Each of the parties covenants and agrees that (i) it will not disclose the other’s Confidential Information to any third party, or use such information for its own benefit except as expressly permitted in this Agreement without the prior written consent of the other party, and further, that (ii) it will use its reasonable efforts, or such greater efforts as it may use to maintain and protect the confidentiality of its own confidential information, to maintain and protect the confidentiality of the other party’s Confidential Information received hereunder. Each disclosing party agrees that the foregoing shall not apply with respect to any information that the receiving party can document (a) is or becomes generally available to the public without fault of the receiving party, or (b) was in its possession or known by it prior to receipt from the disclosing party, or (c) was rightfully disclosed to it without restriction by a third party, or (d) was independently developed without use of any Confidential Information of the disclosing party or (e) is otherwise required to be disclosed by court order, law, regulation, securities exchange requirement, receipt of a criminal or civil subpoena, or written request from governmental authorities requesting information in connection with a criminal proceeding, or (f) any and all exigent circumstances involving individual or public health, rescue or safety.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

b. Confidential Agreement.  Each of the parties hereby acknowledges and agrees that the terms and conditions of this Agreement are confidential and must not be disclosed without the other’s prior written consent.

8.	Representations and Warranties.

a.	Mutual. Each party represents and warrants to the other that:

i. It is duly incorporated and validly existing in its jurisdiction of incorporation or organization, and duly authorized and qualified to do business and in good standing in all states in which it is conducting business.

ii. It has all requisite power and authority to enter into, execute and deliver this Agreement, and to consummate the transactions contemplated by this Agreement in accordance with the provisions hereof, and that this Agreement has been duly and validly executed by an authorized representative of such party and constitutes a valid and binding obligation of such party enforceable in accordance with its terms.

iii. Its execution of this Agreement and performance of its obligations hereunder will not cause it to be in violation of any other agreement it may have with any third party.

iv. It will perform its obligations hereunder in accordance with the requirements of any applicable laws.

b.You.  You further represent, warrant, covenant and agree on behalf of yourself and your Affiliates, that neither you nor any such Affiliates will engage in, or knowingly permit any third party to engage in any conduct which: (i) results in the generation of Invalid Calls, (ii) provides users with any pecuniary rewards, points or other unrelated benefit for calling the subject of PFP Ads (including, without limitation, offering an incentive), or (iii) increases or inflates the number of calls without providing any corresponding benefit to the advertiser, including without limitation, conduct intended to increase  the compensation payable to you hereunder, or any other compensation payable by you to your Affiliates.

c.Dex Media. Dex Media further represents, warrants, covenants and agrees on behalf of itself and its Affiliates, that:

i.it has all the necessary rights, licenses and approvals which may be lawfully required in order for Dex Media to use and make the PFP Ads available to Distributor for placement in the manner contemplated herein, without any further consent on the part of any third party, and that it will further maintain such rights during the Term.

ii.it has in place with each advertiser for which it provides PFP Ads for distribution hereunder contractual terms that: (A) include representations and warranties from the advertiser that it is responsible for its use of any consumer data acquired in connection with its PFP Ad and its compliance with all applicable laws and regulations in its jurisdiction with respect to such consumer data (including, if applicable, Recorded Call Services); and (B) limit the liability of Dex Media’s suppliers and vendors to the same extent as Dex Media’s.

9.	Indemnification.

a. General.  Each party shall and does hereby agree to indemnify, defend and hold the other party harmless from and against any and all awards, costs, damages, expenses (including reasonable attorneys' fees and court costs), final judgments, settlements and other losses and harm of any kind (collectively, “Damages”) suffered or incurred by the other in connection with any allegation, claim, demand, cause of action, lawsuit, arbitration, mediation or other proceeding of any kind (collectively, “Proceeding”) by a third party against the other arising from the indemnifying party's and/or its Affiliates’:

i. breach of any representation, warranty, covenant or material obligation set forth in this Agreement;

ii. negligence, gross negligence or willful misconduct in the performance of its obligations under this Agreement, or that of its authorized employees, agents, subcontractors or representatives; or

iii. Infringement upon any third party's intellectual property rights (including without limitation, any third party trademark, trade secret, copyright, patent rights, right of attribution and any other statutory and common law intellectual property rights of any kind), privacy rights or other rights of any third party in connection with its performance under this Agreement.  In addition, each

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

party acknowledges and agrees that the other party will have no obligation under this Agreement to use or publish any materials that are the subject of any such infringement Proceeding.

b. You.  You shall indemnify, defend and hold  Dex Media and its Affiliates harmless from and against any and all Damages suffered or incurred by  Dex Media in connection with any Proceeding by a third party against  Dex Media arising from or relating to  (i) any infringement, or claim of infringement of any trade secret, patent, trademark, copyright or other proprietary interest of any third party relating to Distributor’s or its Affiliate’s performance under this Agreement, (ii) Distributor’s or its Affiliate’s failure to comply with all applicable federal, state, county and local statutes, laws, ordinances, regulations and codes in its performance under this Agreement, and (iii) Network Apps and Sites (except as to any PFP Ads  displayed in accordance with the terms of this Agreement), including, without limitation, any content thereon which violates any applicable local, state or federal licensing requirement or any applicable law, laws prohibiting false, fraudulent, deceptive or misleading advertising, defamation, obscenity, indecency and pornography.

c. Notice of Claim.  A party seeking indemnification from the other must promptly notify the other of any Proceeding giving rise to such right (provided, however, that any delay in notice shall not relieve an indemnifying party of its indemnification obligations except, and only to the extent that, the delay materially, adversely impacts the indemnifying party), and must reasonably cooperate with the other in the defense and/or settlement of any such Proceedings; provided that, if any settlement requires an affirmative obligation of, results in any ongoing liability to, or prejudices or detrimentally impacts the indemnified party in any way, and such obligation, liability, prejudice or impact can reasonably be expected to be material, then such settlement will require the indemnified party’s prior written consent, which may not to be unreasonably withheld or delayed, and such party may have its own counsel in attendance at all proceedings and substantive negotiations relating to such Proceeding.

10.	Insurance.

a. Professional Liability.  You shall procure and maintain insurance providing coverage for, among other losses, (i) any and all errors, omissions or negligent acts on the part of you and your Affiliates in the delivery of PFP Ads under this Agreement, (ii) network risks (such as data breaches, unauthorized access/use, ID theft, invasion of privacy, damage/loss/theft of data, degradation, downtime, etc.), and (iii) intellectual property infringement (such as copyrights, trademarks, service marks and trade dress assumed under contract, but excluding patents and trade secrets).  The Professional Liability Insurance retroactive coverage date shall be no later than the Effective Date.

b. Technology Liability (Including Internet Media Liability).  In addition to the foregoing, you shall also procure and maintain insurance providing coverage for, among other losses, any actual or alleged breach of duty, neglect, act, error, misstatement, misleading statement or omission in the conduct of its business, including but not limited to any such actual or alleged conduct which constitutes (i) any form of defamation or other tort related to disparagement or harm to character, including libel, slander, product disparagement, trade libel, infliction of emotional distress, outrage or outrageous conduct; (ii) infringement of copyright, title, slogan, trademark, trade name, trade dress or service name; plagiarism piracy or misappropriation of ideas of property rights, ideas or information, but excluding any claims of trade secret or patent infringement; (iii) any form of invasion, infringement or interference with rights of privacy, including false light, public disclosure of private facts, intrusion and commercial appropriation of name, persona or likeness; or (iv) any liability arising from obtaining and/or using data secured by electronic means (e.g. “cookies”, spyware, etc.); and which arises from or out of  Internet advertising, Webcasting, electronic publishing, transmission, republication, retransmission utterance, dissemination, distribution, serialization, creation, production, organization, exhibition, displaying, researching or preparation of any materials in connection with the  Services provided hereunder, but excluding any claims of any unauthorized collection of personal data arising or alleged to have arisen from any failure to obtain appropriate consents in respect of the collection, storage or sharing or any personal data including internet search histories and online purchasing profiles.

c. Policy Requirements. Each such policy of insurance must have combined single limits of not less than *** per occurrence.  All insurance must be issued by one or more insurance carriers Best's rated A-, V or better.  Your insurance will be deemed primary with respect to all obligations assumed by you under this Agreement.

d. Certificate of Insurance.  Upon  Dex Media’s written request, you shall also provide  Dex Media with a Certificate of Insurance confirming the existence of coverage in the scope and amounts specified above, and further stating that such coverage (i) will not be materially changed, cancelled or terminated without at least *** prior written notice to  Dex Media, and (ii) will be primary with respect to any claims arising from any errors or omissions on the part of you, your Affiliates, or their respective employees, agents or representatives.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

e. Retentions.  Any deductibles, self-insured retentions, loss limits, retentions, or similar coverage limitations (collectively, “Retentions”) must be disclosed on a certificate of insurance provided to Dex Media, and reasonably acceptable to Dex Media.  All Retentions shall be your responsibility.

11.	Limitation of Liability; Disclaimers.

a.

EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTION 5 (INTELLECTUAL PROPERTY), SECTION 7 (CONFIDENTIAL INFORMATION), AND SECTION 9 (INDEMNIFICATION) AS TO CLAIMS BROUGHT BY THIRD PARTIES, , IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION, LOST PROFITS) ARISING FROM THIS AGREEMENT, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. EXCEPT WITH RESPECT TO THE PARTIES’ OBLIGATIONS UNDER SECTION 5 (INTELLECTUAL PROPERTY), SECTION 7 (CONFIDENTIAL INFORMATION), SECTION 9 (INDEMNIFICATION) AS TO CLAIMS BROUGHT BY THIRD PARTIES AND SECTIONS 8.b and 8.c (YOUR AND DEX MEDIA’S REPRESENTATIONS AND WARRANTIES) OF THIS AGREEMENT, IN NO EVENT WILL EITHER PARTY'S AGGREGATE LIABILITY UNDER THIS AGREEMENT FOR ALL CAUSES OF ACTION ON A CUMULATIVE BASIS EXCEED THE GREATER OF (i) $*** and (ii) THE TOTAL AMOUNTS PAYABLE BY DEX MEDIA UNDER THIS AGREEMENT DURING THE 12 MONTHS PRIOR TO THE ACT THAT GAVE RISE TO THE LIABILITY.   NEITHER PARTY WILL BE LIABLE FOR, OR CONSIDERED TO BE IN BREACH OR DEFAULT OF ANY OF ITS OBLIGATIONS HEREUNDER, ON ACCOUNT OF ANY DELAY OR FAILURE TO PERFORM AS ANTICIPATED BY THE OTHER PARTY, OR IF ITS PRODUCT OR SERVICE BECOMES INOPERABLE OR INCAPABLE OF PERFORMING AS INTENDED.  NEITHER PARTY MAKES ANY REPRESENTATIONS THAT THE OPERATION OF ITS SERVERS, SITE OR SERVICE WILL BE UNINTERRUPTED OR ERROR-FREE, AND WILL NOT BE LIABLE FOR THE CONSEQUENCES OF ANY INTERRUPTIONS OR ERRORS.

b.

EACH OF THE PARTIES, ACTING ON BEHALF OF THEMSELVES AND THEIR AFFILIATES, HEREBY DISCLAIMS, AND THE OTHER HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ALL IMPLIED WARRANTIES OF ANY KIND, INCLUDING WITHOUT LIMTATION, ALL IMPLIED WARRANTIES OF SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY HAS MADE ANY REPRESENTATIONS OR WARRANTIES EXCEPT THOSE SET FORTH HEREIN.

12.	Dispute Resolution.

a. Injunctive Relief.  The parties agree that the breach by either of them of their respective obligations regarding the other’s Confidential Information could result in irreparable injury for which there is no adequate remedy at law.  Therefore, in the event of any such breach or threatened breach by either party of such obligations or covenants, the other party will be entitled to seek temporary and permanent injunctive relief, in addition to any other remedies to which it may be entitled, at law or in equity.

b. Negotiations.  The parties will use their commercially reasonable efforts to resolve any controversy or dispute arising out of or relating to this Agreement promptly by negotiations between the parties prior to the commencement of formal legal proceedings.  Consequently, the parties agree to use the following alternative procedure prior to the commencement of any formal legal proceedings. At the written request of a party, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve any dispute arising under this Agreement.  The parties intend for these negotiations to be conducted by non-lawyer business representatives.  The discussions will be left to the discretion of the representatives.  Upon agreement, the representatives may utilize other alternative dispute resolution procedures such as mediation to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations will be treated as confidential information developed for purposes of settlement and therefore be deemed inadmissible in any litigation that may ensue.  In the event that one party does not respond to the other party’s request for such negotiations within 5 business days of such request, then the requesting party may commence formal legal proceedings.  Notwithstanding anything to the contrary, with respect to any dispute giving rise to a claim for injunctive relief, the provisions of this Section will apply only upon the written request of the party possessing such claim, and such party may elect to commence legal proceedings regarding such claim at any time (and nothing contained in this Agreement will be construed to require such party to provide any notice thereof).

13.	General.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

a. Press Releases and Public Announcements.   Neither party may make or issue any public announcement or press release about this Agreement or its business relationship with the other party without the prior written consent of the other party, which may be granted or withheld by the other party at its sole discretion.  The form and content of any such announcement will be subject to prior written approval of both parties.  The provisions of this Section will survive any termination of this Agreement.

b. Assignment.  Neither party may assign or sublicense your rights under this Agreement, in whole or in part, to any third party without the other party’s prior written consent except that either party may freely assign this Agreement to any Affiliate or to the surviving entity of a merger, consolidation or plan or reorganization in which it participates or to the purchaser of all or substantially all of its assets.  Any assignment of (or attempt to assign) this Agreement other than as permitted above will be voidable at the sole election of the non-assigning party.

c. Governing Law.  This Agreement and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, validity, execution, interpretation or performance of this Agreement (collectively, “Causes of Action”) will be governed by, and construed, interpreted and resolved exclusively in accordance with, the laws of the State of Delaware, without regard to its principles of conflicts of law which would require or permit the application of the laws of another jurisdiction.  All Causes of Action shall be heard and determined exclusively in the state district and federal courts of the State of Delaware, and those courts shall have exclusive jurisdiction over such Causes of Action.  The parties hereby irrevocably waive, to the fullest extent permitted by applicable law, (i) any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute, and (ii) any right it might have to demand a jury trial.  Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

d. Attorneys’ Fees.  If a party commences legal action against the other, the prevailing party in any such action will be entitled to recover all costs, including reasonable attorneys’ fees, associated with the action, in addition to such other relief as may be awarded to the prevailing party.

e. Notice.  Notices must be in writing and delivered by personal delivery, overnight courier, or certified mail, return receipt requested to the parties at their respective addresses set forth below, and will be deemed to have been given upon receipt.  A copy of any notice sent to Dex Media must be sent to its General Counsel, as well, by personal delivery, certified mail or overnight courier, to the same address.  Either party may change its notice address at any time upon not less than ten (10) days prior written notice to the other.

If to Dex Media:

Dex Media

Attn:  General Counsel

2200 West Airfield Drive

DFW Airport, Texas 75261-9810

If to you:

Marchex Sales, LLC

c/o Marchex, Inc.

Attn: General Counsel

520 Pike Street, Suite 2000

Seattle, WA 98101

f. Relationship.  The parties are independent contractors and neither have any powers or authority to assume or create any obligation or responsibility on behalf of one another.  This Agreement will not be construed to create or imply any partnership, agency or joint venture, and each party will be solely responsible for any costs and expenses it may incur in the performance of its obligations under this Agreement or in the operation of its respective services, Web sites, and mobile applications, and neither party will have any duty or obligation to the other with respect to any such costs or expenses.  Neither party nor its employees will be eligible for any employment benefits provided by the other to its employees.

g. Cumulative Remedies.  Except where otherwise specified, the rights and remedies granted to a party under this Application are cumulative and in addition to, and not in lieu of, any other rights or remedies which the party may possess at law or in equity.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

h. Entire Agreement.  This Agreement is the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding any prior agreements and communications (both written and oral) regarding such subject matter. No amendment of any provision of this Agreement shall be effective unless set forth in a writing signed by an authorized representative of each party, and then only to the extent specifically set forth therein.

i. Severability.  In the event that any of the provisions of this Agreement are held to be unenforceable by a court or arbitrator, the remaining portions of the Agreement will remain in full force and effect.

j. Force Majeure.  Except for payment obligations, no delay in or failure of performance by either party under this Application will be considered a breach to the extent caused by the occurrence of any event beyond its reasonable control, including but not limited to Acts of God, natural disasters, power outages, third party connection or utilities outages, interruption or failure of ISP, and carrier lines governmental restrictions, strike, catastrophic or unusual internet delays, outages or congestion, denial of service attacks, and other “hacker” activity.

k. Waiver.  No waiver of any breach of any agreement or provision in this Agreement, nor any failure to assert any right or privilege in this Agreement, will be deemed a waiver of any preceding or succeeding breach of any agreement or provision.  No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other or future obligations or acts.

l. Descriptive Headings.  All section headings, titles and subtitles are in this Agreement for convenience of reference only, and are to be ignored in any constructions of this Agreement’s provisions.

m. Survival.  Any Section of this Agreement that contemplates survival after the Term will survive the completion, expiration, termination or cancellation of this Agreement.

 IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the Effective Date:

Marchex Sales, LLC	Dex Media, Inc.

Signature: /s/ Brendhan Hight	Signature: /s/ Gordon Henry
Name: Brendhan Hight	Name: Gordon Henry
Title: Director	Title: EVP & CMO
Date: 10/25/2017	Date: 11/17/2017

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule A

Content Guidelines

Neither you nor any of your Affiliates will display PFP Ads on any Web page or mobile application on the Network Apps and Sites or otherwise that includes any content that contains, advertises, or links to content that:

•           Is inappropriate, obscene, defamatory, libelous, slanderous, profane, indecent or unlawful;

•           Infringes or misappropriates third party intellectual property rights;

•           Constitutes “hate speech”, whether directed at an individual or a group, and whether based upon the race, sex, creed, national origin, religious affiliation, sexual orientation or language of such individual or group;

•           Promotes or contains viruses, worms, corrupted files, cracks or other materials that are intended to or may damage or render inoperable software, hardware or security measures of  Dex Media or you, or any user of the Dex Web Site or any Network Apps and Sites, or any third party;

•           Facilitates or promotes gambling, or the sale or use of liquor, tobacco products or illicit drugs or any other illegal activity; or

•           Facilitates, promotes or forwards illegal contests, pyramid schemes or chain letters.

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

Schedule B

Dex Media Licensed Marks

[***] Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.